EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-113314 and No. 333-131006) of Cornerstone Bancshares, Inc. of our report dated March 30, 2015, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Cornerstone Bancshares, Inc. for the year ended December 31, 2014.

/s/ MAULDIN & JENKINS, LLC

Chattanooga, Tennessee

March 30, 2015